ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

Filed in the office of	Document Number 20080566580-70
Ross Miller Secretary of State State of Nevada	Filing Date and Time 08/26/2008 10:44 AM
	Entity Number C24201-1996

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

AVEROX INC.

2. The articles have been amended as follows (provide article numbers, if available):

Article FOURTH of the Articles of Incorporation of Averox Inc. (the "Company") shall be amended by deleting said Article FOURTH in its entirety and inserting the following Article FOURTH in its place and said amendment is hereby authorized, adopted and approved in all respects:

"ARTICLE FOURTH: The total number of shares of stock in which the Company shall have authority to issue is Two Hundred and Fifty Million (250,000,000). The par value of each of such shares $0.004. All such shares are one class and are shares of Common Stock. Upon the amendment of this Article to read as hereinabove set forth, each one (1) outstanding share is reconstituted and converted into ten (10) shares."

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the* articles of incorporation have voted in favor of the amendment is: a majority

4. Effective date of filing (optional):

(must not be later than 90 days after the certificate is filed)

5. Officer Signature (Required): X

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.